Exhibit 99.1

Best Buy Reports Fiscal Second Quarter 2013 Results
Hubert Joly named Best Buy Chief Executive Officer
Improved sequential sales trends and stable Domestic market share
GAAP diluted EPS of $0.04; adjusted (non-GAAP) diluted EPS of $0.20
Company expects annual free cash flow of $1.25 billion to $1.5 billion and suspends earnings guidance

FISCAL SECOND QUARTER PERFORMANCE SUMMARY(1)
(U.S. dollars and square footage in millions, except per share and per square foot amounts)
	Three Months Ended
	Aug 4, 2012	July 30, 2011	Change
Revenue	$10,547	$10,856	(3)%
Comparable store sales % change(1)	(3.2)%	(3.8)%	60bps
Gross profit as % of revenue	24.3%	25.4%	(110bps)
SG&A as % of revenue	23.1%	23.0%	10bps
Restructuring charges	$91	$—	N/A
Operating income	$33	$260	(87)%
Operating income as a % of revenue	0.3%	2.4%	(210bps)
Diluted EPS from continuing operations	$0.04	$0.39	(90)%

Adjusted (non-GAAP) Results(2)
Operating income	$124	$260	(52)%
Operating income as a % of revenue	1.2%	2.4%	(120bps)
Diluted EPS from continuing operations	$0.20	$0.39	(49)%

Key Metrics(3)
Total U.S. big box retail square feet	41.0	42.6	(4)%
Revenue per square foot (Domestic segment)	$857	$846	1%
Adjusted operating income per square foot (Domestic segment)	$41	$45	(9)%
Adjusted return on invested capital(4)	11.1%	10.7%	40bps

Fiscal Second Quarter 2013 Highlights

•	Domestic comp store sales decline of 1.6 percent improved compared to fiscal first quarter decline of percent

•	Domestic estimated market share maintained year-over-year

•	U.S. big box square footage reduced by 4 percent year-over-year; Domestic revenue per square foot up 1 percent year-over-year

•
Similar to the first quarter of fiscal 2013, International segment year-over-year operating income decline driven primarily by lower revenue in China, Canada and increased competitive conditions in Europe

•	Domestic segment total Services category revenue increased approximately 6 percent

•	Momentum grows in Domestic services with key partnerships announced recently: AARP, Verizon and Target

•	Domestic segment online revenue growth of 14 percent

•	Domestic segment connections growth of 11 percent

•	Domestic segment mobile phones comparable store sales growth of 35 percent

•	Domestic segment comparable store sales growth in tablets, mobile phones, appliances and eReaders more than offset by declines in gaming, digital imaging, televisions and notebooks

•	Adjusted (non-GAAP) Domestic segment year-over-year operating income decline driven primarily by lower gross margins in computing, mobile phones and televisions

Exhibit 99.1

MINNEAPOLIS, August 21, 2012 -- Best Buy Co., Inc. (NYSE: BBY) today announced GAAP net earnings from continuing operations were $12 million, or $0.04 per diluted share, for the three months ended August 4, 2012 compared to net earnings from continuing operations of $150 million, or $0.39 per diluted share for the prior-year period. Excluding previously announced restructuring charges, adjusted (non-GAAP) net earnings from continuing operations for the second quarter of fiscal 2013 were $68 million, or $0.20 per diluted share.

On August 20, 2012, the company's Board of Directors appointed Hubert Joly, a leading global CEO with expertise in turnaround and growth across the media, technology and service sectors, as Best Buy's President and Chief Executive Officer and a member of its Board of Directors. He is expected to begin his new role in early September.

Revenue

	Three Months ended Aug. 4, 2012			Prior-Year Period
($millions)	Revenue	Change YOY	Comp. Store Sales	Comp. Store Sales
Domestic	$7,803	(2.2)%	(1.6)%	(4.1)%
International	2,744	(4.7)%	(8.2)%	(2.8)%
Total	$10,547	(2.8)%	(3.2)%	(3.8)%

The Domestic segment comparable store sales decline of 1.6 percent was driven by declines in gaming within the Entertainment revenue category, digital imaging and televisions within the Consumer Electronics revenue category and notebooks within the Computing and Mobile Phones revenue category. These declines were partially offset by comparable store sales growth in tablets and mobile phones within the Computing & Mobile Phones revenue category, the Appliances revenue category, and eReaders within the Consumer Electronics revenue category. The Domestic segment online channel revenue grew 14 percent compared to the prior-year period.

The International segment comparable store sales decline of 8.2 percent was driven by the lower growth in consumer spending in China and the continued impact from the expiration of government sponsored programs, which negatively impacted sales in Five Star. Market softness in notebooks, digital imaging and home theater in Canada also contributed to the International comparable store sales decline.

Gross Profit

	Three Months ended Aug. 4, 2012
($millions)	Gross Profit	Change YOY	% of Revenue
Domestic	$1,896	(6)%	24.3%
International	668	(9)%	24.3%
Total	$2,564	(7)%	24.3%

Domestic segment gross profit decreased 6 percent, reflecting a rate decline of 110 basis points compared to the prior-year period. The Domestic segment rate decline was primarily due to three factors. In mobile phones, connection growth and a mix into higher price point smart phones resulted in strong comp sales and gross profit dollar growth, although at a lower overall rate. Second, industry softness in computing resulted in increased promotional activity in the quarter to stimulate consumer demand ahead of the second half of fiscal 2013, which will include the Windows 8 launch. Finally, there was less favorable product mix within the television category.

International segment gross profit declined 9 percent, reflecting a rate decline of 130 basis points compared to the prior-year period. This rate decline was driven by Best Buy Europe and due primarily to increased mix of lower margin wholesale sales and promotional activity within a price competitive environment for mobile phones.

Selling, General and Administrative Expenses (“SG&A”)

	Three Months ended Aug. 4, 2012
($millions)	SG&A	Change YOY	% of Revenue
Domestic	$1,722	(4)%	22.1%
International	718	—%	26.2%
Total	$2,440	(2)%	23.1%

Exhibit 99.1

Total SG&A spending declined 2 percent compared to the prior-year period as the company executed on previously announced actions to reduce costs through changes in its corporate and field operating models, adjusting labor to match demand and from store closures. As a reminder, year-over-year SG&A comparisons for both Domestic and International segments were impacted by the absence of the Best Buy Mobile profit share payment in fiscal 2013 as a result of the purchase of Carphone Warehouse Group plc's (“CPW”) share of the Best Buy Mobile profit share agreement in the fourth quarter of fiscal 2012. These intercompany profit share payments previously increased Domestic segment SG&A expense while lowering International segment SG&A and had no impact on the company's consolidated operating income.

Operating Income

	Three Months ended Aug. 4, 2012
($millions)	Operating Income	Change YOY	% of Revenue
Domestic	$83	(65)%	1.1%
International	(50)	n/a	(1.8)%
Total	$33	(87)%	0.3%

Adjusted operating income - Domestic	$174	(27)%	2.2%
Adjusted operating income - International	(50)	n/a	(1.8)%
Adjusted operating income(2)	$124	(52)%	1.2%

Operating income of $33 million included $91 million of restructuring charges primarily related to store closure costs. Excluding these charges, adjusted operating income for the quarter declined 52 percent to $124 million.

Please see the table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Share Repurchases and Dividends
The company repurchased $122 million, or 6.3 million shares, of its common stock at an average price of $19.28 per share during the fiscal second quarter. The company has suspended its share repurchases for fiscal 2013 as it goes through the transition to a new CEO. On July 3, 2012, the company paid a quarterly dividend of $0.16 per common share outstanding, or $54 million in the aggregate.

Fiscal 2013 Financial Guidance
Based on the normal seasonality of the business, the majority of the company's annual earnings occur in the second half of the year. Due to lowered expectations for industry wide sales and the uncertainty associated with several key product launches expected in the second half of fiscal 2013, the company has reduced its annual earnings expectations. In addition, the company has just announced a new CEO who will start in early September. Given these factors, the company does not intend to further provide or update earnings guidance for fiscal 2013. The company will continue to provide forward looking commentary on business trends. The company continues to expect to achieve its domestic market share goals for the fiscal year and expects to generate free cash flow(5) in the range of $1.25 billion to $1.5 billion for fiscal 2013.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on August 21, 2012. A webcast of the call is expected to be available on its Web site at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 12:30 pm Eastern Time (11:30 a.m. Central Time) on August 21 through August 28. The dial-in number for the replay is 800-406-7325 (domestic) or 303-590-3030 (international), and the access code is 4559359.

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded, and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods.

Exhibit 99.1

(2) The company defines adjusted operating income for the periods presented as its reported operating income for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) adjusted to exclude the effects of restructuring charges. In addition, the company defines adjusted net earnings and adjusted diluted earnings per share for the periods presented as its reported net earnings and diluted earnings per share calculated in accordance with GAAP adjusted to exclude the effects of restructuring charges.

These non-GAAP financial measures provide investors with an understanding of the company's operating income, net earnings, and diluted earnings per share adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company's operating income, net earnings, and diluted earnings per share for its fiscal quarter ended August 4, 2012, against the company's results for the respective prior-year periods and against third party estimates of the company's diluted earnings per share for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(3) Total U.S. big box retail square feet is equal to the total retail square footage of our U.S. Best Buy big box stores at fiscal quarter end. Revenue per square foot is equal to the sum of Domestic segment trailing twelve months revenue divided by the average quarterly retail square footage for all U.S. stores, over the same period. Adjusted operating income per square foot is equal to the sum of Domestic segment trailing twelve months adjusted operating income divided by the average quarterly retail square footage for all U.S. stores, over the same period.

(4) The company defines adjusted return on invested capital ("ROIC") as adjusted net operating profit after taxes divided by average invested capital for the periods presented (including both continuing and discontinued operations). Adjusted net operating profit after taxes is defined as our operating income for the periods presented calculated in accordance with GAAP adjusted to exclude the effects of: (i) operating lease interest; (ii) investment income; (iii) net earnings attributable to noncontrolling interests; (iv) income taxes; (v) all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, and costs related to the purchase of CPW's share of the Best Buy Mobile profit share agreement ("Best Buy Europe transaction costs"); and (vi) the noncontrolling interest impact of the restructuring charges, Best Buy Europe transaction costs and the purchase of CPW's share of the Best Buy Mobile profit share agreement. Average invested capital is defined as the average of our total assets for the trailing four quarters in relation to the periods presented adjusted to: (i) exclude excess cash and cash equivalent and short-term investments; (ii) include capitalized operating lease obligations calculated using a multiple of eight times rental expenses; (iii) exclude our total liabilities, less our outstanding debt; and (iv) exclude equity of noncontrolling interests

This non-GAAP financial measure provides investors with a supplemental measure to evaluate how effectively the company is investing its capital and deploying its assets. Management uses this non-GAAP financial measure to assist in allocating resources, and trends in the measure may fluctuate over time as management balances long-term initiatives with possible short-term impacts. Our ROIC calculation utilizes total operations in order to provide a measure that includes the results of and capital invested in all operations, including those businesses that are no longer continuing operations. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(5) Best Buy defines free cash flow as total cash (used in) provided by operating activities less additions to property and equipment. This non-GAAP financial measure assists investors in making a ready comparison of the company's expected free cash flow for the year ended February 2, 2013, against the company's results for the respective prior-year periods and against management's previously provided expectations.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities

Exhibit 99.1

and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on May 1, 2012. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 167,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit www.investors.bestbuy.com.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations
(612) 291-4446 or adam.hauser@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contacts:
Matt Furman, Senior Vice President, Communications & Public Affairs
(612) 291-3695 or matt.furman@bestbuy.com

Susan Busch, Senior Director, Public Relations
(612) 291-6114 or susan.busch@bestbuy.com

Exhibit 99.1

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	Aug 4, 2012	July 30, 2011	Aug 4, 2012	July 30, 2011
Revenue	$10,547	$10,856	$22,157	$22,225
Cost of goods sold	7,983	8,094	16,686	16,542
Gross profit	2,564	2,762	5,471	5,683
Gross profit %	24.3%	25.4%	24.7%	25.6%
Selling, general and administrative expenses	2,440	2,502	4,958	4,959
SG&A %	23.1%	23.0%	22.4%	22.3%
Restructuring charges	91	—	218	4
Operating income	33	260	295	720
Operating income %	0.3%	2.4%	1.3%	3.2%
Other income (expense):
Investment income and other	6	8	12	25
Interest expense	(30)	(33)	(63)	(61)
Earnings from continuing operations before income tax expense and equity in loss of affiliates	9	235	244	684
Income tax expense	14	87	86	242
Effective tax rate	156.1%	36.8%	35.4%	35.3%
Equity in loss of affiliates	(2)	—	(4)	(1)
Net (loss) earnings from continuing operations	(7)	148	154	441
Loss from discontinued operations, net of tax	—	(37)	(9)	(91)
Net (loss) earnings including noncontrolling interests	(7)	111	145	350
Net loss (earnings) from continuing operations attributable to noncontrolling interests	19	2	19	(36)
Net loss from discontinued operations attributable to noncontrolling interests	—	15	6	26
Net earnings attributable to Best Buy Co., Inc.	$12	$128	$170	$340

Basic earnings (loss) per share attributable to Best Buy Co., Inc.
Continuing operations	$0.04	$0.40	$0.51	$1.06
Discontinued operations	—	(0.06)	(0.01)	(0.17)
Basic earnings per share	$0.04	$0.34	$0.50	$0.89

Diluted earnings (loss) per share attributable to Best Buy Co., Inc.(1)
Continuing operations	$0.04	$0.39	$0.51	$1.04
Discontinued operations	—	(0.05)	(0.01)	(0.17)
Diluted earnings per share	$0.04	$0.34	$0.50	$0.87

Dividends declared per Best Buy Co., Inc. common share	$0.16	$0.15	$0.32	$0.30

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	338.2	376.0	340.3	383.6
Diluted	338.6	385.6	341.0	393.3

(1) The calculation of diluted earnings per share assumes the conversion of the company's previously outstanding convertible debentures due in 2022 into 8.8 million shares common stock in the three and six months ended July 30, 2011, and adds back the related after-tax interest expense of $1.4 million and $ 2.8 million for the three and six months ended July 30, 2011, respectively.

Exhibit 99.1

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	Aug 4, 2012	July 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$680	$2,079
Short-term investments	—	80
Receivables	2,135	1,868
Merchandise inventories	6,299	6,784
Other current assets	1,070	1,080
Total current assets	10,184	11,891
Net property & equipment	3,407	3,781
Goodwill	1,342	2,507
Tradenames	130	136
Customer relationships	221	179
Equity and other investments	91	316
Other assets	474	486
TOTAL ASSETS	$15,849	$19,296

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$6,055	$6,178
Accrued liabilities	2,332	2,526
Short-term debt	519	392
Current portion of long-term debt	542	444
Total current liabilities	9,448	9,540
Long-term liabilities	1,125	1,168
Long-term debt	1,165	1,701
Equity	4,111	6,887
TOTAL LIABILITIES & EQUITY	$15,849	$19,296

Exhibit 99.1

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	Aug 4, 2012	July 30, 2011
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$145	$350
Adjustments to reconcile net earnings to total cash (used in) provided by operating activities:
Depreciation and amortization of definite-lived intangible assets	465	478
Other, net	220	50
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	300	476
Merchandise inventories	512	659
Accounts payable	(834)	(501)
Other assets and liabilities	(1,030)	(343)
Total cash (used in) provided by operating activities	(222)	1,169

INVESTING ACTIVITIES
Additions to property and equipment	(316)	(377)
Other, net	121	(65)
Total cash used in investing activities	(195)	(442)

FINANCING ACTIVITIES
Repurchase of common stock	(255)	(737)
Borrowings of debt, net	23	809
Other, net	(102)	(76)
Total cash used in financing activities	(334)	(4)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	30	18
ADJUSTMENT FOR CHANGE IN FISCAL YEAR	202	235

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(519)	976

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,199	1,103

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$680	$2,079

Exhibit 99.1

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended
	Aug 4, 2012	July 30, 2011	Change
Revenue	$7,803	$7,977	(2)%
Gross profit	$1,896	$2,026	(6)%
SG&A	$1,722	$1,787	(4)%
Restructuring charges	$91	$—	N/A
Operating income	$83	$239	(65)%
Key Metrics:
Comparable store sales % change(1)	(1.6)%	(4.1)%	250bps
Gross profit as % of revenue	24.3%	25.4%	(110bps)
SG&A as % of revenue	22.1%	22.4%	(30bps)
Operating income as % of revenue	1.1%	3.0%	(190bps)
Adjusted (non-GAAP) Results(2)
Operating income	$174	$239	(27)%
Operating income % of revenue	2.2%	3.0%	(80bps)

International Segment Performance Summary

	Three Months Ended
	Aug 4, 2012	July 30, 2011	Change
Revenue	$2,744	$2,879	(5)%
Gross profit	$668	$736	(9)%
SG&A	$718	$715	—%
Restructuring charges	$—	$—	N/A
Operating (loss) income	$(50)	$21	N/A
Key Metrics:
Comparable store sales % change(1)	(8.2)%	(2.8)%	(540bps)
Gross profit as % of revenue	24.3%	25.6%	(130bps)
SG&A as % of revenue	26.2%	24.8%	140bps
Operating (loss) income as % of revenue	(1.8)%	0.7%	N/A
Adjusted (non-GAAP) Results(2)
Operating (loss) income	$(50)	$21	N/A
Operating (loss) income % of revenue	(1.8)%	0.7%	N/A

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. The calculation of comparable store sales excludes the impact of the extra week of revenue in the first quarter of fiscal 2013.

(2) Excludes the impact of previously announced restructuring charges. Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

Exhibit 99.1

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Aug 4, 2012	July 30, 2011	Aug 4, 2012	July 30, 2011
Consumer Electronics	33%	36%	(9.6)%	(8.6)%
Computing and Mobile Phones	44%	40%	8.2%	2.2%
Entertainment	8%	10%	(22.1)%	(18.2)%
Appliances	7%	6%	9.0%	5.4%
Services(1)	7%	7%	1.2%	3.4%
Other	1%	1%	n/a	n/a
Total	100%	100%	(1.6)%	(4.1)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Aug 4, 2012	July 30, 2011	Aug 4, 2012	July 30, 2011
Consumer Electronics	17%	19%	(14.3)%	(11.3)%
Computing and Mobile Phones	59%	54%	(0.8)%	(0.2)%
Entertainment	3%	4%	(13.3)%	(18.5)%
Appliances	13%	14%	(19.0)%	7.7%
Services(1)	8%	9%	(14.4)%	(3.7)%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(8.2)%	(2.8)%

(1) The “Services” revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

Exhibit 99.1

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	Aug 4, 2012		July 30, 2011
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
Operating income	$83	1.1%	$239	3.0%
Restructuring charges	91	1.2%	—	n/a
Adjusted operating income	$174	2.2%	$239	3.0%

Consolidated - Continuing Operations
Operating income	$33	0.3%	$260	2.4%
Restructuring charges	91	0.9%	—	n/a
Adjusted operating income	$124	1.2%	$260	2.4%

Net earnings	$12		$150
After-tax impact of restructuring charges	56		—
Adjusted net earnings	$68		$150

Diluted EPS	$0.04		$0.39
Per share impact of restructuring charges	0.16		—
Adjusted diluted EPS	$0.20		$0.39

	Six Months Ended		Six Months Ended
	Aug 4, 2012		July 30, 2011
	$	% of Rev.	$	% of Rev.
Domestic - Continuing Operations
Operating income	$378	2.3%	$605	3.7%
Restructuring charges	218	1.3%	5	—%
Adjusted operating income	$596	3.6%	$610	3.7%

International - Continuing Operations
Operating (loss) income	$(83)	(1.5)%	$115	2.0%
Restructuring charges	—	n/a	(1)	—%
Adjusted operating (loss) income	$(83)	(1.5)%	$114	1.9%

Consolidated - Continuing Operations
Operating income	$295	1.3%	$720	3.2%
Restructuring charges	218	1.0%	4	—%
Adjusted operating income	$513	2.3%	$724	3.3%

Net Earnings	$173		$405
After-tax impact of restructuring charges	141		3
Adjusted net earnings	$314		$408

Diluted EPS	$0.51		$1.04
Per share impact of restructuring charges	0.41		—
Adjusted diluted EPS	$0.92		$1.04

Exhibit 99.1

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of Adjusted ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital(1)
	Aug 4, 2012(2)	July 30, 2011(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$555	$2,274
Operating income - discontinued operations	(312)	(276)
Total operating income	243	1,998
Add: Operating lease interest(3)	597	596
Add: Investment income	33	55
Less: Net earnings attributable to noncontrolling interest (NCI)	(1,219)	(71)
Less: Income taxes(4)	(940)	(1,026)
NOPAT	$(1,286)	$1,552
Add: Restructuring charges and impairments(5)	1,752	225
Add: NCI impact of BBYM profit share buyout and restructuring charges	1,202	—
Adjusted NOPAT	$1,668	$1,777

Average Invested Capital
Total assets	$17,308	$19,426
Less: Excess Cash(6)	(889)	(1,261)
Add: Capitalized operating lease obligations(7)	9,547	9,530
Total liabilities	(12,502)	(12,465)
Exclude: Debt(8)	2,190	2,027
Less: Noncontrolling interests	(639)	(703)
Average invested capital	$15,015	$16,554

Adjusted Return on invested capital (ROIC)	11.1%	10.7%
Calculation of Return on Assets(1)
	Aug 4, 2012(2)	July 30, 2011(2)
Net earnings including noncontrolling interests(9)	$(274)	$1,298
Total assets	17,308	19,426
Return on assets (ROA)	(1.6)%	6.7%

(1) The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by our capitalized lease obligations and represents fifty percent of our annual rental expense which is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, and the Best Buy Europe transaction costs.
(6) Cash and cash equivalents and short term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.
(9) Net earnings including noncontrolling interests for the twelve months ended August 4, 2012 include the $1.3 billion purchase of CPW's share of the Best Buy Mobile profit share agreement, a $1.2 billion non-cash impairment charge to reflect the write-off of Best Buy Europe goodwill and $499 million in restructuring charges.